UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 19, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 19, 2007, Hines REIT Properties, L.P. (the "Operating Partnership"), a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company"), acquired 3 Huntington Quadrangle, a two-building office complex located on Long Island in Suffolk County, New York. The seller, 3 Huntington Quadrangle LLC, is not affiliated with Hines REIT or its affiliates. 3 Huntington Quadrangle consists of two, four-story office buildings constructed in 1971. The buildings consists of 407,731 square feet of rentable area and are approximately 83% leased. Empire Blue Cross and Blue Shield, a health insurance provider, leases 109,761 square feet or approximately 27% of the building’s rentable area, under a lease that expires in December 2010 and provides options to renew for two five-year periods. Gentiva Health Services, Inc., a provider of home health services, leases 50,627 square feet or approximately 12% of the building’s rentable area, under a lease that expires in August 2010 and provides an option to renew for one additional five-year period. The remaining lease space is leased to ten tenants, none of which leases more than 10% of the rentable area of the buildings.

The contract purchase price for 3 Huntington Quadrangle was approximately $87.0 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded using proceeds from the Company's current public offering and mortgage financing described below.

In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines Interests Limited Partnership ("Hines"), approximately $435,000 in cash acquisition fees. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 19, 2007, a subsidiary of the Operating Partnership borrowed $48.0 million under its existing $500.0 million credit facility with HSH Nordbank AG, New York Branch ("HSH Nordbank"). The borrowing was used to fund the acquisition of 3 Huntington Quadrangle described in Item 2.01 above. The $48.0 million borrowing is secured by a mortgage and related assignments and security interests on 3 Huntington Quadrangle. The subsidiary of the Operating Partnership that directly owns such property is the borrower under the loan documents. In the future, the Operating Partnership may, at its election, pledge newly acquired properties as additional security under this credit facility for future borrowings.

The $48.0 million borrowing matures on July 19, 2017 and bears interest at a variable rate based on one-month LIBOR plus a margin of 0.40%. The interest rate on such borrowing has been effectively fixed at 5.98% as a result of an interest rate swap agreement the Operating Partnership entered into with HSH Nordbank. Further information about this swap can be found in Hines REIT's Current Report on Form 8-K filed on June 29, 2007.

Item 7.01 Regulation FD Disclosure.

On July 25, 2007, Hines issued a press release relating to Hines REIT's acquisition of 3 Huntington Quadrangle. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Property Acquired. To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than 75 calendar days after July 19, 2007.

(d) Exhibits

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

July 25, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Hines dated July 25, 2007